UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Ashford Hospitality Trust, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Ashford Hospitality Trust, Inc.

Pursuant to Rule 14a-6(b) under the

Securities Exchange Act of 1934

SUPPLEMENT TO THE PROXY STATEMENT OF ASHFORD HOSPITALITY TRUST, INC.,

DATED MARCH 30, 2022, FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2022

May 4, 2022

To Our Stockholders:

On behalf of the Board of Directors (the “Board”) of Ashford Hospitality Trust, Inc. (“Ashford Trust,” “we” or “our”), we are writing to request your support at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) by voting in favor of all of the Proposals described in our Proxy Statement, dated March 30, 2022, as supplemented on April 22, 2022 (the “2022 Proxy Statement”).

Institutional Shareholder Services (“ISS”) issued a report recommending that our stockholders vote “WITHHOLD” on all of the director nominees. We strongly disagree with ISS’s recommendation to withhold our entire Board. The Company believes that the ISS report is heavy-handed by recommending against the entire Board, which acted quickly and appropriately to protect stockholder interests during a difficult time for the Company. Glass Lewis, the other leading proxy advisor, apparently recognized this and made no adverse recommendation because of the Board’s actions.

Proposal 1 – Election of Directors

ISS recommends a “WITHHOLD” vote on Proposal 1 to re-elect the incumbent directors on the basis that the Board unilaterally implemented a reverse stock split without a proportionate reduction in authorized shares, resulting in an “excessive” increase in the share authorization. In rebuttal, we would like to share the following with our stockholders:

The reverse stock split was approved to make the Company more stockholder-friendly.

The Company implemented a one-for-ten reverse stock split of its common stock, effective close of business on July 16, 2021, resulting in an increase in our per share price from $1.82 to $18.20. The Company believed the reverse stock split would benefit all stockholders by addressing several items impacting its common stock and options by:

•	meaningfully increasing the Company’s market price per share of common stock above the $5.00 per share threshold required by many institutions to hold shares;

•	reducing the cost and broadening the ability to buy our common stock on margin;

•	reducing the per-share and per-contract stock price commissions and fees by as much as 90% for the same dollar value transaction; and

•	avoiding an additional delisting notification from the New York Stock Exchange (the “NYSE”).

By implementing the reverse stock split, the Company believed it could realize increased incremental demand for both its common stock and its options while also making the Company’s shares more attractive to a broader range of potential long-term institutional investors, individual investors, and buy-side analysts.

Under Maryland law and the Company’s charter authorizing a change in the amount of authorized common stock requires an amendment to the Company’s charter which would have had to be approved by the stockholders. Holding a special meeting to approve an amendment to the Company’s charter concurrently with the reverse stock split would have exposed the Company’s stockholders to significant risks.

Like many companies in the hospitality industry, COVID-19 had a significant negative impact on the Company. On April 17, 2020, the Company was notified by the NYSE that the average closing price of the Company’s common stock over the prior 30 consecutive trading-day period was below $1.00 per share, in violation of the NYSE continued listing standards. In order to increase the share price of the Company’s common stock and to avoid delisting from the NYSE, the Company implemented a one-for-ten reverse stock split of its common stock on July 15, 2020.

As the COVID-19 pandemic continued into 2021, the price of the Company’s common stock continued to decline and displayed signs that it might again fall below $1.00 per share, in violation of the NYSE continued listing standards. Rather than waiting for the price of the Company’s common stock to fall below $1.00 per share, the Company took proactive steps to protect its stockholders and to avoid potential delisting from the NYSE by implementing the reverse stock split. If the Company had delayed implementing the reverse stock split in order to seek approval from the Company’s stockholders to amend the Company’s charter to proportionately reduce the amount of authorized shares, the Company could have received a NYSE delisting notification in the interim, which would have been detrimental to its stockholders. The Company stands behind its decision, as the price of its common stock did, in fact, continue to decline and would have fallen below $1.00 per share if the Company did not act swiftly and proactively to implement the reverse stock split.

We believe that acting swiftly to implement the reverse stock split was in the best interest of our stockholders to avoid the risk of receiving a delisting notification from the NYSE. Delaying the reverse stock split to hold a special meeting to seek stockholder approval of an amendment to the charter to reduce a proportionate amount of authorized shares would have exposed the Company stockholders to unacceptable risks. If the Company did not proactively and swiftly implement the reverse stock split and if the Company was subsequently delisted from the NYSE, it would have negatively impacted the Company and our stockholders by reducing the willingness of investors to hold our common stock because of the resulting decreased price, liquidity and trading volume of our common stock, limited availability of price quotations, and reduced news and analyst coverage.

Issuance of equity securities to raise cash has been an important source of capital during the COVID-19 pandemic and allowed us to significantly deleverage the Company.

COVID-19 severely impacted the amount of cash the Company was able to generate through normal operating activities, so opportunistically raising equity capital was important to shore up our balance sheet. We successfully executed several equity lines and raised much needed capital to generate cash and navigate the pandemic.

Additionally, making changes to our leverage profile was an important part of our strategy to successfully guide the Company through COVID-19. We actively exchanged our preferred stock for common stock as a way to deleverage our balance sheet, remove the accrued dividend liability and improve our equity float. These exchanges also eliminated a significant amount of accrued preferred dividends.

As we emerge from COVID-19, we are proud of our improved financial position and lower leverage ratio which will enable the Company to deliver stronger returns to our stockholders as our recovery continues.

In sum, having the flexibility to issue equity securities to raise additional capital to successfully generate liquidity during COVID-19 and deleverage the Company was an important part of our strategy to successfully navigate the pandemic. We have reinstated and caught up on all of our accrued preferred dividends and currently plan to continue to pay quarterly dividends on our preferred stock going forward.

We believe our Board acted in the best interests of our stockholders in approving and promptly executing the reverse stock split. Accordingly, we ask you to vote “FOR” each of our director nominees in Proposal 1.

Remaining Proposals

The Company also wants to reiterate the Board’s unanimous recommendation that you vote for approval of Proposals 2, 3 and 4 to be presented at the Annual Meeting:

Proposal Two. Advisory approval of our executive compensation. As described in the 2022 Proxy Statement, the Company’s executive compensation program is narrowly tailored to its purpose and appropriately motivates our executive officers, aligns the interests of leadership with the long-term interests of our stockholders and serves to attract, retain and motivate our executive officers to perform in the best interests of the Company and its stockholders.

Proposal Three. Ratification of the Audit Committee’s appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. BDO USA, LLP has served as the Company’s auditor since 2015, and we agree with our Audit Committee’s continuing confidence in them.

Proposal Four. Increase in the number of shares of common stock available for issuance under the Company’s Stock Incentive Plan. If approved by our stockholders, the total number of shares under the Company’s Stock Incentive Plan will be increased by 650,000 shares, as requested, to a total of 1,180,000 shares from the existing total of 530,000 shares, after giving effect to the one-for-ten reverse stock split in 2021 (rather than 595,000 shares, as previously indicated). As explained in the 2022 Proxy Statement, equity compensation is integral to the Company’s operations. If the increase in the amount of common stock reserved for issuance under the Company’s Stock Incentive Plan is not approved, our ability to hire and retain talent will be severely limited, which could have an adverse impact on our business and our ability to retain our workforce.

Even if you have already returned your proxy or provided your voting instructions pursuant to the Internet or telephone voting options, you may change your vote by (1) providing later-dated voting instructions pursuant to the Internet or telephone voting options, (2) delivering another later-dated proxy, if you requested a printed copy of the proxy materials, (3) voting during the Annual Meeting, or (4) notifying Ashford Trust’s Corporate Secretary in writing (14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254) that you want to change your proxy. If your shares of Ashford Trust’s common stock are held in street name with a brokerage firm, you should contact your broker regarding changing your voting instructions.

Sincerely,

/s/ Monty J. Bennett

Monty J. Bennett

Chairman of the Board

Solicitation of Proxies; Interests of Certain Persons in the Transaction

This Supplement to the 2022 Proxy Statement is first being released to stockholders on or about May 4, 2022, and should be read together with the 2022 Proxy Statement, as supplemented on April 22, 2022. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the 2022 Proxy Statement remains accurate and should be considered in voting your shares.

Information regarding Proposals 1, 2, 3 and 4 is set forth in more detail in the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 30, 2022, as supplemented on April 22, 2022, for the purpose of soliciting proxies from the holders of its Common Stock to approve the relevant items upon which the holders of the Common Stock will be entitled to vote.

Ashford Hospitality Trust, Inc. has mailed a Proxy Statement to its common stockholders. ASHFORD HOSPITALITY TRUST, INC.’S STOCKHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN. Stockholders are also be able to obtain copies of the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, at the SEC’s web site at www.sec.gov. Additional copies of the Proxy Statement will be available for free from the Company for the applicable stockholders of the Company.

The identity of the people who, under SEC rules, may be considered “participants in the solicitation” of Ashford Hospitality Trust, Inc. stockholders in connection with the Proxy Statement and a description of their interests, is available in an SEC filing on Schedule 14A made by Ashford Hospitality Trust, Inc. dated March 30, 2022.